EXHIBIT 99.1




Home Federal Bancorp, Inc. of Louisiana Reports Net Earnings For the Year and Quarter Ended June 30, 2006.

SHREVEPORT, La. - Home Federal Bancorp, Inc. of Louisiana (the "Company") (OTCBB: HFBL), the "mid-tier" holding company of Home Federal Savings and Loan Association, reported net earnings for the year ended June 30, 2006 of $634,000, or basic earnings per share of $.19, a decrease of $216,000, or 25.4%, as compared to the $850,000 in net earnings for the year ended June 30, 2005. Net earnings for the three months ended June 30, 2006 amounted to $139,000, or basic earnings per share of $.04, a decrease of $289,000, or 65.8%, from the $428,000 in net earnings reported for the three months ended June 30, 2005.

The decrease in net earnings for the year resulted primarily from a $243,000, or 62.8% decrease in non-interest income and a $295,000, or 13.9%, increase in non-interest expense during the year ended June 30, 2006. These were partially offset by a $197,000, or 6.5% increase in net interest income for the year ended June 30, 2006, which is attributable to higher average yields on interest-earning assets. The decrease in non-interest income was largely due to a non-recurring gain on the sale of an investment security during fiscal 2005 of $329,000 as compared to total gains on sales of securities during fiscal 2006 of $52,000. The increase in non-interest expense was primarily due to an increase in compensation and benefits expense of $123,000, or 9.0%, over the prior year period and an increase in audit and other professional fees of $83,000, or 46.1%, over the prior year period. The increase in compensation and benefits expense is attributable primarily to costs associated with the Company's stock option plan, recognition and retention plan, and employee stock ownership plan. The stock option and recognition and retention plans were adopted at the beginning of fiscal 2006.
The increase in audit and other professional fees was attributable primarily to costs incurred in connection with the Company's preparation and filing of its initial Form 10-KSB for the year ended June 30, 2005.

The decrease in net earnings for the three months ended June 30, 2006 compared to the same period in 2005 was primarily due to a $307,000, or 88.5% decrease in non-interest income. The


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decrease in non-interest income was a result of the non-recurring gain recognized on the sale of an investment security discussed above during the three months ended June 30, 2005.

At June 30, 2006, the Company reported total assets of $114.1 million, an increase of $2.8 million, or 2.5%, compared to total assets of $111.3 million at June 30, 2005. The increase in assets was comprised primarily of an increase in investment securities of $7.7 million to $85.1 million at June 30, 2006 compared to $77.4 million at June 30, 2005, as well as a $2.1 million, or 204.6%, increase in other assets at June 30, 2006 compared to June 30, 2005. The increase in other assets is attributable primarily to the increase in the Company's deferred tax asset associated with the unrealized loss in its available-for-sale securities portfolio. These increases were offset by decreases in net loans receivable and cash and cash equivalents of $2.7 million, or 11.3%, and $4.4 million, or 46.9%,
respectively.    Advances from the Federal Home Loan Bank of
Dallas increased $5.2 million, or 63.1%, from $8.2 million at June 30, 2005, to $13.4 million at June 30, 2006. Deposits increased $1.3 million, or 1.8%, from $70.0 million at June 30, 2005 to $71.3 million at June 30, 2006.

Shareholders' equity decreased $3.9 million, or 12.0%, to $28.5 million at June 30, 2006 compared to $32.4 million at June 30, 2005. The primary reasons for the decrease in shareholders' equity from June 30, 2005, were a decrease in the Company's accumulated other comprehensive income (loss) of $3.4 million, the acquisition of 69,756 shares of the Company's stock at a cost of $688,000 for its recognition and retention plan, the acquisition of 20,700 shares of the Company's stock at a cost of $211,000 as part of the Company's stock repurchase program, and dividends of $313,000 paid during the year ended June 30, 2006. These decreases were offset by earnings of $634,000 for the year ended June 30, 2006.

Home Federal Bancorp, Inc. of Louisiana is the mid-tier thrift holding company for Home Federal Savings and Loan Association which conducts business from its main office and two branch offices in northwest Louisiana.


Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." We undertake no obligation to update any forward-looking statements.





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                 Home Federal Bancorp, Inc. of Louisiana
        CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                              (In thousands)

ASSETS                                                June 30,  June 30,
                                                        2006      2005
                                                     --------  --------
                                                          (Unaudited)

Cash and cash equivalents                            $  4,930  $  9,292
Investment Securities                                  85,118    77,373
Loans receivable, net                                  20,967    23,645
Other assets                                            3,103     1,019
                                                     --------  --------
   Total assets                                      $114,118  $111,329
                                                     ========  ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Deposits                                             $ 71,279  $ 69,995
Advances from the Federal Home Loan Bank of Dallas     13,417     8,225
Other liabilities                                         883       678
                                                     --------  --------

   Total liabilities                                   85,579    78,898
                                                     --------  --------

Shareholders' equity                                   28,539    32,431
                                                     --------  --------

   Total liabilities and shareholders' equity        $114,118  $111,329
                                                     ========  ========




                   Home Federal Bancorp, Inc. of Louisiana
                 CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      (In thousands, except share data)

                                           Year ended        Three months ended
                                             June 30,              June 30,
                                        -----------------    ------------------
                                           2006     2005       2006      2005
                                        --------  -------    --------   -------
                                           (Unaudited)           (Unaudited)

Total interest income                   $ 5,664   $ 5,064    $ 1,501   $ 1,378
Total interest expense                    2,433     2,030        685       509
                                          -----     -----      -----     -----
  Net interest income                     3,231     3,034        816       869
Provision for loan losses                     -         -          -         -
                                          -----     -----      -----     -----
  Net interest income after provision
   for loan losses                        3,231     3,034        816       869
Non-interest income                         144       387         40       347
Non-interest expense                      2,414     2,119        640       547
                                          -----     -----      -----     -----
  Income before income taxes                961     1,302        216       669
Income taxes                                327       452         77       241
                                          -----     -----      -----     -----
  NET INCOME                            $   634   $   850    $   139   $   428
                                          =====     =====      =====     =====
  EARNINGS PER SHARE
    Basic                               $   .19   $   .25    $   .04   $   .12
                                          =====     =====      =====     =====
    Diluted                             $   .19   $   .25    $   .04   $   .12
                                          =====     =====      =====     =====



CONTACT:

     Home Federal Bancorp, Inc. of Louisiana
     Daniel R. Herndon, 318-222-1145
     or
     Clyde D. Patterson, 318-222-1145